Exhibit (a)(1)(A)

SINGULAR GENOMICS SYSTEMS, INC.

3010 SCIENCE PARK ROAD

SAN DIEGO, CALIFORNIA 92121

OFFER TO EXCHANGE ELIGIBLE OPTION(S) FOR NEW OPTION(S)

JULY 25, 2022

SINGULAR GENOMICS SYSTEMS, INC.

SUMMARY TERM SHEET - OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTION(S) FOR NEW OPTION(S)

This offer and withdrawal rights will expire at 6:00 P.M., Pacific Time,

on Friday, August 19, 2022, unless extended

By this Offer to Exchange Eligible Option(s) for New Option(s) (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Singular Genomics Systems, Inc. (which we refer to in this document as “we,” “us,” “our,” “Singular” or the “Company”) is giving each Eligible Holder (as defined below) the opportunity to exchange their Eligible Option(s) (as defined below) for New Option(s) (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 13 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 6:00 P.M., Pacific Time, on Friday, August 19, 2022. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•	on the New Option Grant Date (as defined below), you are providing services to Singular either as an employee or consultant;

•	you are not a member of Singular’s board of directors (the “Board”); and

•

you are not an “executive officer” or a “key employee” of Singular (each, an “Executive Officer”), as disclosed in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 14, 2022 (the “Proxy Statement”).

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	was issued between May 6, 2021 and January 3, 2022;

•	has an exercise price between $10.99 and $26.23 per share of the Company’s common stock, par value $0.0001 per share; and

•	was granted under our 2021 Equity Incentive Plan, as amended (the “2021 Plan”), or our 2016 Stock Plan, as amended (the “2016 Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Option(s) for exchange, and if we accept your tendered Eligible Option(s), then we will grant you an award of stock options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•

Each New Option will have an exercise price equal to the volume weighted average trading price of the Company’s common stock as reported on The Nasdaq Global Select Market (“Nasdaq”) for the 20 consecutive trading days ending immediately prior to the grant date of the New Option.

•	Each New Option will represent your right to purchase the same number of shares of our common stock that is underlying your tendered Eligible Option, as a one-for-one exchange.

•	Each New Option will be granted as a nonqualified stock option (“NSO”).

•	Each New Option will be granted under our 2021 Plan, even if your tendered Eligible Option was granted under our 2016 Plan.

•

Each New Option will have the same vesting schedule as the tendered Eligible Option, which means that you will be vested in the same number of shares of common stock under your New Option as the tendered Eligible Option.

•	Each New Option will have the same term as the tendered Eligible Option.

•

As with any unvested equity award under our 2021 Plan and our 2016 Plan, you must remain in continuous service with Singular through each vesting date after the grant of the New Option. In the event that your service with Singular terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will expire on your termination date.

The commencement date of the Exchange Offer is Monday, July 25, 2022. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one stock option award that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option awards as you wish. Each Eligible Option properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and a corresponding New Option will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 12 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Option(s) for New Option(s). You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Shares of our common stock are quoted on Nasdaq under the symbol “OMIC.” On July 22, 2022, the closing price of our common stock as reported on Nasdaq was $3.59 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to equity@singulargenomics.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 6:00 P.M., Pacific Time, on Friday, August 19, 2022 (or such later date as may apply if the Exchange Offer is extended), by the Election Form sent via DocuSign.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements for your Eligible Option(s) to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a stock option agreement for your New Option(s) shortly following the grant of your New Option(s).

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

Regardless of whether you choose to participate in the Exchange Offer, the terms of your employment with Singular remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service during the exchange period or thereafter.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY SINGULAR.

SUMMARY TERM SHEET - QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTION(S) FOR NEW OPTION(S)

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Option(s) for New Option(s) and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. Why is Singular making the Exchange Offer?

Stock options are a critical component of our compensation philosophy, the focal point of which is to encourage our employees and consultants to build long-term stockholder value. The Board believes that stock options help us achieve this objective in several important ways, including by aligning our employees’ and consultants’ interests with those of our stockholders; by motivating our employees and consultants to focus on our long-term success; and to promote retention by encouraging our employees and consultants who have received stock option awards that vest over time to continue their service with us.

We completed our initial public offering (“IPO”) on May 27, 2021 to raise funds to support the development and commercialization of our G4 and PX sequencing platforms. To support these plans, we significantly expanded our employee headcount. Since we completed our IPO and expanded our headcount, the price of our common stock has significantly decreased. As of July 22, 2022, the closing price of our common stock on Nasdaq was $3.59 per share, resulting in all stock options granted to our employees and consultants three months prior to and following our IPO being “underwater,” meaning the exercise price of each of these options is greater than our current stock price. These stock options were primarily granted to our new hires and to other high performing employees and consultants. Because of the high exercise price, our Board is concerned that these underwater stock options may no longer be effective as incentives to motivate or retain the employees and consultants holding these stock options. Our Board believes that it has a responsibility to address these issues and to properly incentivize our employees and consultants.

Our Board determined that the Exchange Offer is in the best interests of the Company and its stockholders. It believes the new stock options granted under the Exchange Offer will provide better incentives and motivation to our employees and consultants than the underwater options they currently hold and would surrender in the Exchange Offer. Because many of our employees’ and consultants’ stock options are underwater (and for our most recent hires, significantly so), the Board determined that we may face a considerable challenge in retaining these employees and consultants, and there is a possibility that our competitors may be able to offer equity incentives or other forms of compensation that are more attractive and that, in some cases, could make the terms offered by a competitor more attractive than what we offer to our existing employees and consultants.

The Board views it as critical for the Company to retain and motivate key employees and consultants, especially in light of the competitive marketplace in San Diego, California for employees and consultants with the skills required to develop and commercialize the Company’s products. The Exchange Offer is designed to address this concern as well as improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package. Retaining employees and consultants can also reduce the costs and disruptions associated with employee and consultant resignations and better ensures the Company’s performance.

The Board also determined that the Exchange Offer, as an alternative to retaining employees through increased cash compensation, will allow us to devote more of our cash resources toward the development and commercialization of our products. The Board also considered granting additional equity awards to employees with underwater options. However, unlike granting additional equity awards, the Exchange Offer does not increase dilution. As such, the Board determined that the Exchange Offer is a more attractive alternative to granting additional equity awards to employees and consultants.

Our Board designed the Exchange Offer to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Through the Exchange Offer, the Board believes that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced employees and consultants and by better aligning the interests of these individuals with the interests of our stockholders.

Notably, the Board limited the number of stock options included in the Exchange Offer. Our Board determined not to include the stock options held by our Executive Officers, as disclosed in the Company’s Proxy Statement, and members of our Board in the Exchange Offer. In addition, the Board determined not to include the stock options awards issued after January 3, 2022 in the Exchange Offer. In March 2022, we issued annual incentive awards to our employees pursuant to our employee compensation program (the “2022 Annual Awards”). These options were granted at an exercise price of $7.50 per share of common stock. Although the exercise price of these awards exceeds the closing price of our common stock on Nasdaq as of July 22, 2022, our Board determined not to include the 2022 Annual Awards in the Exchange Offer because it determined that the 2022 Annual Awards still provide a retention tool to the recipients of these awards.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•	on the New Option Grant Date you are providing services to Singular as an employee or consultant;

•	you are not an Executive Officer; and

•	you are not a member of our Board.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender outstanding Eligible Option(s) for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	was granted between May 6, 2021 and January 3, 2022;

•	has an exercise price between $10.99 and $26.23 per share of common stock; and

•	was granted under our 2021 Plan or our 2016 Plan.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4. Will the terms and conditions of my New Option(s) be the same as my exchanged Eligible Option(s)?

No. The terms and conditions of your New Option(s), including the exercise price and the potential tax treatment of your New Option(s), will be different than your tendered Eligible Option(s). In addition, your New Options will be treated as NSOs, even if all or a portion of the tendered Eligible Options were incentive stock options (“ISOs”). See Section 12 (“Material United States Tax Consequences”) for a discussion on the difference in the tax treatment between ISOs and NSOs.

Further, if your Eligible Options were granted under the 2016 Stock Plan, the New Options will be subject to the terms and conditions of the 2021 Plan. There are no material differences between the terms and conditions of the New Option(s) that will be granted under the 2021 Plan as compared to the tendered Eligible Option(s) that were granted under the 2016 Plan.

Q5. How many New Option(s) will I receive for the Eligible Option(s) I exchange?

The number of shares to be granted to you under each New Option will be the same number of shares under your tendered Eligible Option, as a one-for-one exchange.

Q6. Will my New Option(s) have an exercise or purchase price?

Your New Option(s) will have an exercise price equal to the volume weighted average trading price of the Company’s common stock as reported on Nasdaq for the 20 consecutive trading days ending immediately prior to the date that we grant your New Option(s) (i.e., the New Option Grant Date), which is currently expected to be August 19, 2022.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning the historical prices of our common stock.

Q7. When will my New Option(s) vest?

Each New Option will have the same vesting schedule as the tendered Eligible Option, which means that you will be vested in the same number of shares of common stock under your New Option(s) as the tendered Eligible Option(s).

As with any unvested equity award under our 2021 Plan, you must remain in continuous service with Singular through each vesting date. In the event that your service with Singular terminates for any reason prior to the vesting date of any unvested portion of your New Option(s), such unvested portion shall expire on your termination date. Each New Option is subject to the terms and conditions as provided for in the 2021 Plan and the applicable award agreement under which they are granted.

Q8. Do I need to exercise my New Option in order to receive shares?

Yes. You will need to exercise the vested portion of your New Option and pay the exercise price to receive shares of common stock.

Q9. If I participate in the Exchange Offer, when will my New Option(s) be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Option(s) in exchange for Eligible Option(s) with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New Option Grant Date, which is currently expected to be August 19, 2022. The New Option(s) will reflect the New Option Terms.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10. What happens to my New Option(s) if I terminate my employment with Singular?

Vesting of your New Option(s) will cease upon termination of your service with Singular. Your unvested option shares under your New Option(s) will be forfeited to us.

In general, pursuant to the 2021 Plan, the vested portion of your New Option(s) may be exercised until three (3) months following termination of your service with Singular unless (i) your employment is terminated by reason of your death, in which case the New Option may be exercised until twelve (12) months after the date of such termination or (ii) your employment is terminated by reason of your total and permanent disability, in which case the New Option may be exercised until six (6) months after the date of such termination. Notwithstanding the foregoing, the vested portion of your New Option must be exercised prior to the expiration date of the New Option.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or to remain in service to Singular. The terms of your employment or consulting services with Singular remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by or in service to Singular until the expiration of the Exchange Offer, the New Option Grant Date or thereafter during the vesting period of the New Option(s). In addition, we cannot provide any assurance that your employment with or service to Singular will continue past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Option(s) for Exchange; Grant of New Option(s)”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is voluntary and no response to the Exchange Offer is required. However, if (1) any of your Eligible Option(s) are currently treated as ISOs, (2) we extend the Exchange Offer beyond the original Expiration Time of 6:00 P.M., Pacific Time, Friday, August 19, 2022, and it remains outstanding for more than 29 calendar days, and (3) you do not reject this Exchange Offer within the first 29 calendar days in which it is outstanding (that is, by the original expiration date on August 19, 2022), then your Eligible Option(s) may cease to be treated as ISOs as of the Expiration Time on August 19, 2022. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Option(s), the Board can take action to “retest” your Eligible Option(s) to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Option(s) (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time.

Therefore, if we extend the Exchange Offer beyond the original Expiration Time on August 19, 2022 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on your ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 P.M., Pacific Time on August 19, 2022.

If you hold more than one option grant under our 2016 Plan and/or 2021 Plan that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish. If you choose not to participate in the Exchange Offer, then your Eligible Option(s) will remain outstanding and subject to their current terms and the limitations noted above.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Singular; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Singular is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	The Exchange Offer is a one-for-one exchange. Any New Option(s) you receive will be exercisable for the same number of shares as your tendered Eligible Option(s).

•	Options provide value upon exercise only if the price of our common stock increases above the exercise price of the New Option(s).

•	New Option(s) granted in the Exchange Offer will have the same term as the tendered Eligible Option(s).

•	Each New Option will be granted as an NSO.

•	You should carefully consider the potential tax consequences of your exchange of Eligible Option(s) for New Option(s).

Please also review the “Risk Factors” that appear on page 12.

Q13. How do I find out how many Eligible Option(s) I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Option(s) as of Monday, July 25, 2022. At any time during the Exchange Offer, you may review your grants in UBS One Source or contact the Company at equity@singulargenomics.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Option(s). An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before the Expiration Time, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Option(s)”) for more information.

Q16. Can I tender for an exchange a portion of an Eligible Option?

Partial exchange of an Eligible Option award will be permitted. If you elect to tender an Eligible Option for exchange, you may tender all or any portion of that Eligible Option. In addition, you may elect to tender as few or as many of your Eligible Option awards as you wish.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Option(s)”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment with or service to Singular terminates before the Expiration Time?

If you have tendered Eligible Option(s) under the Exchange Offer and your employment with Singular terminates for any reason prior to the New Option Grant Date, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Option(s) for exchange, and you will not be eligible to receive New Option(s). In such a case, you may be able to exercise the vested portion of your existing Eligible Option(s) for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Singular. The terms of your employment with or consulting services to Singular remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Expiration Time, the New Option Grant Date or thereafter.

See Section 1 (“Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Option(s) for Exchange; Grant of New Option(s)”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Option(s) for exchange nor the grant of any New Option(s) will be a taxable event for U.S. federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering their Eligible Option(s) for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q21. What will happen to my Eligible Option(s) if I participate in the Exchange Offer?

We will cancel all Eligible Option(s) tendered by you and accepted by Singular for exchange in the Exchange Offer.

Q22. Is it possible for my New Option(s) to be or become underwater?

Yes. The New Option(s) will have an exercise price equal to the volume weighted average trading price of the Company’s common stock as reported on Nasdaq for the 20 consecutive trading days ending immediately prior to the date that we grant your New Option(s) (i.e., the New Option Grant Date), which is currently expected to be August 19, 2022. If the price of our common stock reported on Nasdaq falls below this exercise price at any time after the New Option Grant Date, then your New Option(s) will be underwater.

Q23. What happens to Eligible Option(s) that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Option(s) that you choose not to tender for exchange prior to the original Expiration Time.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Option(s). If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 6:00 P.M., Pacific Time, on Friday, August 19, 2022 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Option(s) for exchange?

If you are an Eligible Holder, you may tender your Eligible Option(s) for exchange at any time before the Exchange Offer expires at 6:00 P.M., Pacific Time, on Friday, August 19, 2022 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Option(s), you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form via DocuSign.

You do not need to return your stock option agreements relating to any tendered Eligible Option(s) as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Option(s) for exchange. We will separately provide to you the grant documents relating to your New Option(s) for your acceptance through UBS One Source following the New Option Grant Date.

Your Eligible Option(s) will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 6:00 P.M., Pacific Time, on Friday, August 19, 2022 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only via DocuSign. You are responsible for making sure that the Election Form is submitted via DocuSign. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Option(s) that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Option(s) on Friday, August 19, 2022 following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Option(s)”) for more information.

Q26. Can I withdraw previously tendered Eligible Option(s)?

Yes. You may withdraw your tendered Eligible Option(s) at any time before the Exchange Offer expires at 6:00 P.M., Pacific Time, on Friday, August 19, 2022 (or such later date as may apply if the Exchange Offer is extended).

To withdraw tendered Eligible Option(s), you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to equity@singulargenomics.com.

If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Option(s) will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Option(s), you may re-tender such Eligible Option(s) by submitting a new Election Form and following the procedures for validly tendering Eligible Option(s) in the Exchange Offer described in Question 26 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Option(s)”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time, then all of your Eligible Option(s) will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Option(s) for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on 6:00 P.M., Pacific Time on Friday, August 19, 2022, and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on the ISO status of any of your Eligible Option(s), you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 P.M., Pacific Time on Friday, August 19, 2022.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Option(s)”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to equity@singulargenomics.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Option(s) in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”), as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Option(s). See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

You may incur additional taxes in connection with the exercise of the New Option(s) for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options, including ISOs and NSOs, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should also be certain to consult your own tax advisors to discuss these consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTION(S) FOR NEW OPTION(S)

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTION(S) FOR NEW OPTION(S)

Section 1. Eligible Holders; Eligible Option(s); the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Singular Genomics Systems, Inc. (“Singular,” “we,” “us,” “our” or the “Company”) is offering eligible employees the opportunity to exchange certain outstanding stock options for replacement stock options with modified terms. As described in this Section 1 of this Offering Memorandum-Offer to Exchange Eligible Option(s) for New Option(s) (this “Offering Memorandum”), Eligible Option(s) that are validly tendered prior to the Expiration Time will be exchanged for New Option(s) in exchange for an Eligible Holder’s agreement to accept the New Option(s) terms and the tax treatment of the New Option(s). Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of option holders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who hold Eligible Option(s) and who, as of the date the Exchange Offer commences and as of the New Option Grant Date (as defined below), are current employees or consultants of Singular, except for our Executive Officers (as defined below) and members of our Board of Directors (the “Board”), may participate in the Exchange Offer (the “Eligible Holders”). To be an Eligible Holder, you must continue to be an employee or consultant to Singular on the New Option Grant Date.

You will not be eligible to tender Eligible Option(s) for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to or as of the New Option Grant Date, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on the New Option Grant Date will be eligible to tender Eligible Option(s) in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Singular’s policies.

Your employment with Singular will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or Singular at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with Singular. The terms of your employment or consulting relationship with Singular remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by or in a service relationship with Singular until the New Option Grant Date or any vesting date of your New Option(s) in the future.

Singular’s executive officers and key employees, as disclosed in the Company’s Proxy Statement (each, an “Executive Officer”), are not eligible to participate in the Exchange Offer. Our Executive Officers are Andrew Spaventa, Eli Glezer, Dalen Meeter, Jorge Velarde, Vincent Brancaccio and Daralyn Durie. In addition, none of the members of our Board are eligible to participate in the Exchange Offer.

Eligible Option(s)

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	was issued between May 6, 2021 and January 3, 2022; and

•	was granted under our 2021 Equity Incentive Plan, as amended (the “2021 Plan”) or our 2016 Stock Plan, as amended (the “2016 Plan”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Option(s) for exchange, and if we accept your tendered Eligible Option(s), then we will grant you New Option(s) (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•

Each New Option will have an exercise price equal to an average of the volume weighted average trading price of the Company’s common stock as reported on Nasdaq for the 20 consecutive trading days ending immediately prior to the grant date of the New Option(s).

•

Each New Option will represent your right to purchase a number of shares of our common stock that is equal to the number of shares of our common stock that are underlying your tendered Eligible Option, as a one-for-one exchange.

•	Each New Option will be granted as a nonqualified stock option (“NSO”).

•	Your New Option(s) will be granted under our 2021 Plan, even if your tendered Eligible Option(s) were granted under our 2016 Plan.

•	Each New Option will have the same vesting schedule as the tendered Eligible Option.

•	Each New Option will have the same term as the tendered Eligible Option.

•

As with any unvested equity award under our 2021 Plan, you must remain in continuous service with Singular through each vesting date. In the event that your service with Singular terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will expire on your termination date.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish. Eligible Option(s) properly tendered in this Exchange Offer and accepted by Singular for exchange will be cancelled and your New Option(s) will be granted with the New Option Terms effective on a date on or promptly following the Expiration Time (i.e., the New Option Grant Date).

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 6:00 P.M., Pacific Time, on Friday, August 19, 2022, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Option(s) before the Expiration Time, such Eligible Option(s) will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

Stock options are a critical component of our compensation philosophy, the focal point of which is to encourage our employees and consultants to build long-term stockholder value. The Board believes that stock options help us achieve this objective in several important ways, including by aligning our employees’ and consultants’ interests with those of our stockholders; by motivating our employees’ and consultants’ to focus on our long-term success; and to promote retention by encouraging our employees and consultants who have received stock option awards that vest over time to continue their service with us.

We completed our initial public offering (“IPO”) on May 27, 2021 to raise funds to support the development and commercialization of our G4 and our PX sequencing platforms. To support these plans, we significantly expanded our employee headcount during 2021 and 2022. Since we completed our IPO and expanded our headcount, the price of our common stock has significantly decreased. As of July 22, 2022, the closing price of our common stock on Nasdaq was $3.59 per share, resulting in all stock options granted to our employees and consultants three months prior to and following our IPO being “underwater,” meaning the exercise price of each of these options is greater than our current stock price. These stock options were primarily granted to our new hires and to other high performing employees and consultants. Because of the high exercise price, our Board is concerned that these underwater stock options may no longer be effective as incentives to motivate or retain the employees and consultants holding these stock options. Our Board believes that it has a responsibility to address these issues and to properly incentivize our employees and consultants.

Our Board determined that the Exchange Offer is in the best interests of the Company and its stockholders. It believes the new stock options granted under the Exchange Offer will provide better incentives and motivation to our employees and consultants than the underwater options they currently hold and would surrender. Because many of our employees’ and consultants’ stock options are underwater (and for our most recent hires, significantly so), the Board determined that we may face a considerable challenge in retaining these employees and consultants, and there is a possibility that our competitors may be able to offer equity incentives or other forms of compensation that are more attractive and that, in some cases, could make the terms offered by a competitor more attractive than what we offer to our existing employees and consultants.

The Board views it as critical for the Company to retain and motivate key employees and consultants, especially in light of the competitive marketplace in San Diego, California for employees and consultants with the skills required to develop and commercialize the Company’s products. The Exchange Offer is designed to address this concern as well as improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package. Retaining employees and consultants can also reduce the costs and disruptions associated with employee and consultant resignations and better ensures the Company’s performance.

The Board also determined that the Exchange Offer, as an alternative to retaining employees through increased cash compensation, will allow us to devote more of our cash resources toward the development and commercialization of our products. The Board also considered granting additional equity awards to employees with underwater options. However, unlike granting additional equity awards, the Exchange Offer does not increase dilution. As such, options, the Board determined that the Exchange Offer is a more attractive alternative to granting additional equity awards to employees and consultants.

Our Board designed the Exchange Offer to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Through the Exchange Offer, the Board believes that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced employees and consultants and by better aligning the interests of these individuals with the interests of our stockholders.

Notably, the Board limited the number of stock options included in the Exchange Offer. Our Board determined not to include the stock options held by our Executive Officers and members of our Board in the Exchange Offer. In addition, the Board determined not to include the stock options awards issued after January 3, 2022 in the Exchange

Offer. In March, 2022, we issued annual incentive awards to our employees pursuant to our employee compensation program (the “2022 Annual Awards”). These options were granted at an exercise price of $7.50 per share of common stock. Although the exercise price of these awards exceeds the closing price of our common stock on Nasdaq as of July 22, 2022, our Board determined not to include the 2022 Annual Awards in the Exchange Offer because it determined that the 2022 Annual Awards still provide a retention tool to the recipients of these awards.

In deciding whether to tender one or more Eligible Option(s) pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our Executive Officers, and consultants. Our directors, employees, including our Executive Officers, and consultants from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to Singular, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Singular;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any material change in our Board or executive management team, excluding any plans to fill any existing vacancies on the Board or executive management team;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION(S), NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION(S) FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Option(s).

If you wish to tender your Eligible Option(s) for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time via DocuSign.

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who holds the Eligible Option(s) to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Option(s) will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only via DocuSign. You are responsible for making sure that the Election Form is delivered via DocuSign. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Option(s), as they will be automatically cancelled in exchange for New Option(s) if we accept your Eligible Option(s) for exchange.

Determination of Validity; Rejection of Eligible Option(s); Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Option(s) pursuant to the Exchange Offer, you must remain an Eligible Holder through the New Option Grant Date and your employment with or service to us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the New Option Grant Date.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. In addition, if you tender an Eligible Option, you may tender all or any portion of that Eligible Option.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Option(s). Neither Singular nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Option(s) will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by Singular. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Option(s) pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Option(s) in accordance with Section 5 (“Acceptance of Eligible Option(s) for Exchange; Grant of New Option(s)”). Our acceptance for exchange of Eligible Option(s) that you tender pursuant to the Exchange Offer will constitute a binding agreement between Singular and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New Option Grant Date, we expect to accept for exchange all properly tendered Eligible Option(s) that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Option(s) that we accept in exchange for the grant of New Option(s) with the New Option Terms. We expect the New Option Grant Date to occur on or promptly following the Expiration Time. However, if the exercise price of your New Option(s) would be above the exercise price of your Eligible Option tendered in the Exchange Offer, we will not accept your tendered awards and they will not be exchanged. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Option(s) and later change your mind, you may withdraw any tendered Eligible Option(s) by following the procedure described in this Section 4. Just as you may tender all or any part of an Eligible Option grant, you also may withdraw your election with respect to all or any part of an Eligible Option grant.

We will permit any Eligible Option(s) tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Option(s) properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Option(s), you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Option(s). Your tendered Eligible Option(s) will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder, we will exchange any previously tendered Eligible Option(s) pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Option(s), the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Option(s) to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Option(s) to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Singular with the SEC on July 25, 2022 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Option(s) you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Option(s) before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option(s) for Exchange; Grant of New Option(s).

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Option(s) properly tendered and not validly withdrawn by the Expiration Time. On the New Option Grant Date, we expect to cancel the Eligible Option(s) we have accepted in exchange for the grant of the New Option(s) with the New Option Terms. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

Promptly after we grant the New Option(s), we will send each tendering Eligible Holder a confirmation email with respect to the Eligible Option(s) that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Holder for acceptance via UBS One Source the stock option documentation relating to the Eligible Holder’s New Option(s). We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Option(s) under the Exchange Offer and your employment terminates for any reason, before the New Option Grant Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Option(s) for exchange. In that case, you may be able to exercise your existing vested Eligible Option(s) for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Option(s) tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•

there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Option(s) tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•

there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Singular, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

•

make it illegal for us to accept some or all of the tendered Eligible Option(s) for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept the tendered Eligible Option(s) for exchange; or

•	impair the contemplated benefits of the Exchange Offer to Singular;

•	there will have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

•

the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or

•

any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer.

•

a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Singular, shall have been proposed, announced or publicly disclosed or we shall have learned that:

•

any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

•	any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Option(s) for exchange;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);

•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Singular;

•

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Singular (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Considerations,” for a description of the contemplated benefits of the Exchange Offer to Singular); and

•

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Singular (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Considerations,” for a description of the contemplated benefits of the Exchange Offer to Singular).

The conditions to the Exchange Offer are for Singular’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Option(s) for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Option(s) give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Option(s) are traded on any trading market. Our common stock trades on Nasdaq under the symbol “OMIC.” Our common stock began trading on Nasdaq on May 27, 2021. Prior to May 27, 2021, there was no public market for our common stock.

The following table sets forth the high and low per share sales prices of our common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2022	High	Low
First quarter	$12.22	$5.86
Second quarter	$6.62	$2.66

Year Ended December 31, 2021	High	Low
Third quarter	$27.73	$26.31
Fourth quarter	$17.77	$16.01

As of June 30, 2022, we had 108 stockholders of record, and 71,065,869 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On July 22, 2022, the closing price for our common stock as reported on Nasdaq was $3.59 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Option(s) for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Singular Genomics Systems, Inc.; Financial Information.

Information Concerning Singular

We are a life science technology company that is leveraging novel, next-generation sequencing (“NGS”) and multiomics technologies to empower researchers and clinicians. We developed a unique and proprietary NGS technology, which we refer to as our Sequencing Engine. This Sequencing Engine is the foundational platform technology that forms the basis of our products in development as well as our core product tenets: power, speed, flexibility and accuracy. We are currently developing two products that are purpose-built to target applications in which these core product tenets matter most. Our first product, the G4, targets the NGS market and is comprised of an instrument and associated menu of consumable kits. Our second product in development, the PX, combines single-cell analysis, spatial analysis, genomics and proteomics in one integrated instrument to offer a versatile multiomics solution.

The core of our Sequencing Engine is comprised of unique and proprietary chemistry, including novel chemical compounds, polymers and enzymes. This chemistry is designed to produce high sequencing accuracy and rapid cycle times that we believe can drive improvements in NGS. To take full advantage of the proprietary chemistry, we have developed and continue to develop purpose-built instrumentation consisting of high-speed, high-resolution imaging and innovative fluidic design. We believe that our Sequencing Engine, together with our proprietary innovations in molecular biology techniques, will enable differentiated applications in fast-growing markets, supported by our intellectual property portfolio.

The G4 is a benchtop next-generation sequencer designed to produce fast and accurate sequencing results. The G4 is designed to target the NGS market in particular applications that require power, speed, flexibility and accuracy. We believe the G4 will expand and accelerate the use of DNA sequencing across a wide range of applications, such as identifying cancer-associated genetic mutations, deep sequencing to detect minimum residual disease in circulating cell-free DNA, profiling the immune system, analyzing single-cell RNA transcription and rapidly sequencing exomes and whole genomes. We commercially launched the G4 in December of 2021, and commenced shipments of the G4 in the second quarter of 2022.

The PX is our second product in development and is a multiomics platform designed to target the markets for single-cell, spatial analysis and proteomics. The PX will leverage our Sequencing Engine as a readout mechanism to provide a high-resolution view of biology at the single-cell and tissue level. We believe the PX, when launched, will be a high-throughput, versatile platform capable of measuring levels of RNA transcription, protein expression and sequence specific information directly in cells and tissues. We believe the PX will have broad application across many areas of biology. We are initially focused on applications in oncology and immunology, with future expansion into other applications such as neurology. We are currently in an advanced prototype development stage for the PX. We anticipate initiating a technology access program in the second half of 2022, which will be similar to our early access program, but we intend to initially bring samples and collaborators in-house. We anticipate commercially launching the PX in 2023.

We were incorporated in the State of Delaware in 2016.

Our principal offices are located at 3010 Science Park Road, San Diego, CA 92121, and our telephone number is (858) 333-7830. Our website address is www.singulargenomics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

This Offering Memorandum should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K (File No. 001-40443) for the year ended December 31, 2021, filed with the SEC on March 14, 2022 (our “Annual Report”), and in our Quarterly Report on Form 10-Q (File No. 001-40443) for the quarter ended March 31, 2021, filed with the SEC on May 10, 2022 (our “Quarterly Report”), which are incorporated herein by reference. The fair market value per share of our common stock as of July 22, 2022 was $3.59 per share as reported on Nasdaq.

Additional Information.

For more information about Singular, please refer to our Annual Report, the portions of our Proxy Statement, our Quarterly Reports and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Option(s). We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our Board determined that our Executive Officers and members of our Board are not eligible to participate in the Exchange Offer. Accordingly, even if these individuals hold stock options that would otherwise qualify as Eligible Options, they will not be treated as Eligible Holders or otherwise be able to participate in the Exchange Offer.

Other than (i) outstanding stock option and other equity awards granted to our directors, Executive Officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our Annual Report and Quarterly Report, (ii) compensatory agreements, arrangements and understandings with our Executive Officers, as described under the “Executive Compensation” heading of the Proxy Statement, (iii) compensatory agreements, arrangements and understandings with our non-employee directors, as described under the “Director Compensation” heading of our Proxy Statement, (iv) the agreement described under the “Certain Relationships and Related Party Transactions” heading of the Proxy Statement and (v) the Exchange Agreement with Deerfield Private Design Fund IC, L.P., as described in our Current Report on Form 8-K as filed with the SEC on January 26, 2022, neither Singular nor, to our knowledge, any of our Executive Officers or directors, any person controlling Singular or any Executive Officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Option(s), and no Eligible Option(s) have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our Executive Officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Option(s).

Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation-Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Option(s) plus the incremental compensation cost of the New Option(s), if any. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Option(s) over the fair value of the original Eligible Option(s) prior to exchange. The fair value of New Option(s) will be measured as of the New Option Grant Date and the fair value of the Eligible Option(s) surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Option(s).

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Option(s), as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Option(s) for exchange and grant of New Option(s) as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Option(s) for exchange and to grant New Option(s) with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (including the consequences of any state or local taxes), nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Option(s) are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 days (that is, if we extend the Exchange Offer beyond the original Expiration Time on August 19, 2022), and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by August 19, 2022), your Eligible Option(s) may cease to be treated as ISOs as of August 19, 2022. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Option(s), the Board can take action to “retest” your Eligible Option(s) to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Option(s) (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on August 19, 2022 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 P.M., Pacific Time on Friday, August 19, 2022.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Option(s) will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Option(s) for New Option(s) for United States federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss on such disposition is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the value of the proceeds received on such disposition over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer, all New Options that you are granted will be NSOs (as defined below). Accordingly, you will lose the benefits of having ISO status, as described in the paragraph above, for any of your Eligible Options that are ISOs.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Holder. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Option(s) tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 6:00 A.M., Pacific Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 A.M. through 11:59 P.M., Pacific Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the

Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Holders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Option(s); or

•	we increase or decrease the number of Eligible Option(s) that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Holder who properly tenders an Eligible Option to be exchanged and accepted by Singular pursuant to this Exchange Offer will receive a New Option. Options are equity awards under which the holder can purchase shares of common stock for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Option(s), you will be entitled to receive New Option(s) for a number of shares of common stock equal to the number of shares of common stock underlying your tendered Eligible Option(s), as a one-for-one exchange, as described in Section 1 of this Offering Memorandum. New Option(s) will vest pursuant to the same vesting schedule as the tendered Eligible Option(s) exchanged for such New Option(s), as described in Section 1 of this Offering Memorandum. If you receive New Option(s), you do not have to make any cash payment to Singular to receive your New Option(s), but upon exercise of your vested New Option(s), you will be required to pay the per share exercise price (and related withholding taxes) to receive any shares of common stock subject to your New Option(s).

If we receive and accept tenders from Eligible Holders of all Eligible Option(s) (comprising a total of options to purchase 995,482 shares of Common Stock outstanding as of July 25, 2022) subject to the terms and conditions of this Exchange Offer, we will grant New Option(s) covering a total of 995,482 shares of common stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Option(s) pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Option(s), we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

•	our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on April 14, 2022;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2022; January 20, 2022; January 26, 2022; April 26, 2022; and June 3, 2022; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 25, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Holder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to equity@singulargenomics.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “objectives,” “plans,” “should,” “will,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Report, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT AND QUARTERLY REPORT BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION(S) PURSUANT TO THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.